Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. RECEIVES INTERNATIONAL ORDER FOR APPROXIMATELY 1,000

DVM-500 IN-CAR DIGITAL VIDEO REARVIEW MIRROR SYSTEMS

CONTRACT REPRESENTS FOURTH ORDER FROM INTERNATIONAL LAW

ENFORCEMENT AGENCY IN PAST SIX MONTHS

COMPANY REITERATES $40 MILLION REVENUE GUIDANCE FOR 2008

OVERLAND PARK, Kansas (May 30, 2008) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that it has received a fourth order from an international law enforcement agency. The order for approximately 1,000 DVM-500 In-Car Digital Video Rearview Mirror Systems is expected to ship in the second quarter of 2008.

“We received our initial order for DVM-500 systems from this international law enforcement agency in late November 2007, and upon completion of this fourth order, Digital Ally will have shipped over 2,800 DVM-500s to the customer,” noted Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “An expanding number of countries have been testing our DVM-500 systems, and we are very pleased that the quality, dependability and user-friendly aspects of the product have led this law enforcement agency to re-order multiple times in order to expand its deployment of the systems in the field.”

The Company also reiterated its previous guidance that its revenue for the year ending December 31, 2008 is expected to increase more than 100% to approximately $40 million, when compared with 2007 revenue of $19.4 million.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus is Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the entire international order will ship in the second quarter of 2008; the Company’s ability to have its new product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; its ability to continue to increase revenue and profits as forecast; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at

info@rjfalkner.com